Exhibit 99.1

Osprey Technology Acquisition Corp. Class A Common Stock and Warrants to Commence Trading Separately on December 20, 2019

Philadelphia, PA / December 17, 2019 – Osprey Technology Acquisition Corp. (NYSE: SFTW.U) (the “Company”), a technology-focused special purpose acquisition entity, today announced that the holders of the Company’s units may elect to separately trade the Class A common stock and warrants underlying such units commencing on December 20, 2019. Those units not separated will continue to trade on the New York Stock Exchange under the symbol “SFTW.U” and the Class A common stock and warrants that are separated are expected to trade on the New York Stock Exchange under the symbols “SFTW” and “SFTW.WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of the Company’s units will need to have their brokers contact Continental Stock Transfer and Trust Company, the Company’s transfer agent, in order to separate units into shares of Class A common stock and warrants.

A registration statement relating to the units and the underlying securities was declared effective by the U.S. Securities and Exchange Commission on October 31, 2019. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made by means of a prospectus, copies of which may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, New York, NY10010, or by telephone at (800) 221-1037, or by email at newyork.prospectus@credit-suisse.com.

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the offering filed with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Osprey Technology

Osprey Technology Acquisition Corp. (NYSE: SFTW.U) is a newly organized blank check company formed for the purpose of effecting a merger, share repurchase, reorganization, capital stock exchange, asset acquisition, or similar business combination in the broader technology sector. For more information, visit our website at www.osprey-technology.com.

Contact Information:

Jeffrey F. Brotman

Chief Financial Officer, Chief Legal Officer and Secretary

Osprey Technology Acquisition Corp.

(212) 920-1345